Exhibit 10.6

June 12, 2017

To:	Don Miller

Subject:	Retention Award Letter Agreement

Dear Don:

Bristow Group Inc. (the “Company”) has selected you to receive a Retention Award in order to incentivize your continued employment with the Company with continued high performance as well as to reward you for exceptional contributions to the Company’s business and objectives during fiscal year 2017. This Retention Award Letter Agreement describes the terms and conditions of your Retention Award, and it requires your acknowledgement and acceptance as described below.

Your Retention Award, which is payable in two installments, and the payment dates of the First Installment and Second Installment are as follows:

Retention Award	First Installment Payment Date	Second Installment Payment Date

$250,000	50% of the Retention Award is payable on December 29, 2017	50% of the Retention Award is payable on June 29, 2018

Except as described in this paragraph, you must remain continuously employed by the Company until the applicable payment date in order to receive the First Installment or the Second Installment of your Retention Award. If you are involuntarily terminated by the Company prior to a payment date under circumstances where you are entitled to severance benefits under the Company’s Management Severance Benefits Plan for U.S. Employees, you will remain entitled to receive any unpaid installment(s) of your Retention Award as of the date of your termination, which shall be paid on the applicable payment date. If your employment with the Company terminates for any reason other than described in the previous sentence, you will forfeit and shall not receive payment of any portion of your Retention Award that would have been payable on or after the date of your termination.

Your Retention Award is not considered part of your base salary and will not be included in the formula for calculating benefits under any of the Company’s bonus, long term incentive, retirement and disability plans or any other benefit plans. Any payments of your Retention Award will be reduced by applicable withholding taxes. Your Retention Award and this Retention Award Letter Agreement shall not be construed or interpreted to create any right to be employed by or to provide services to or to continue your employment with or to continue providing services to the Company or the Company’s affiliates.

This Retention Award Letter Agreement constitutes the entire agreement of the parties hereto and supersedes all prior undertakings and agreement of the Company and you with respect to the subject matter hereof.

If you agree to the terms and conditions of your Retention Award and this Retention Award Letter Agreement, please sign the Acknowledgment and Acceptance statement enclosed and return an original signed copy to the Company.

This Retention Award Letter Agreement should be retained in your files for future reference.

Bristow Group Inc.

2103 City West Blvd., 4th Floor, Houston, Texas 77042, United States

t (713) 267 7600 f (713) 267 7620 www.bristowgroup.com

Very truly yours,

/s/ Jonathan E. Baliff
Jonathan E. Baliff
President and Chief Executive Officer

Enclosure – Acknowledgement and Acceptance

Acknowledgement and Acceptance

I, the undersigned, acknowledge that I have read, understand and agree to the terms and conditions of the Retention Award Letter Agreement, and I hereby accept the Retention Award as set forth in the Retention Award Letter Agreement subject to all the terms thereof.

Date: June , 2017	Signature:	/s/ Don Miller
Don Miller